AMENDMENT NO. 2 TO
TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment No. 2 ("Amendment), effective as of June 1, 2010 ( "Effective Date"), is to the Transfer Agency and Service Agreement dated as of September 26, 2006 ("Agreement"), by and between certain Morgan Stanley Closed End Funds as set forth in Appendix A of the Agreement (collectively, "Customers" or individually, "Customer"), and Computershare Inc. (f/k/a Computershare Shareholder Services, Inc.), and its fully owned subsidiary Computershare Trust Company, N.A. (collectively, "Transfer Agent").

WHEREAS, the Customers and Transfer Agent are parties to the Agreement;

WHEREAS, the Customers and Transfer Agent now desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of Amended Appendix A. Amended Appendix A to the Agreement is hereby deleted in its entirety and replaced with the new Amended Appendix A attached hereto.

2. Effect on Agreement. Except as otherwise amended, all other terms of the Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.


IN WITNESS WHEREOF each of the parties hereto has caused this Amendment to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.


Computershare Inc. and
Computershare Trust Company, N.A.

On Behalf of Both Entities:

By: /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration


Morgan Stanley Closed End Funds
set forth in Amended Appendix A

By: /s/ Frank Smith
Name: Frank Smith
Title: Treasurer, Morgan Stanley Closed-end Funds


Appendix A
As Amended April 29, 2010



Morgan Stanley Asia-Pacific Fund, Inc.
Morgan Stanley Eastern Europe Fund, Inc.
Morgan Stanley Emerging Markets Fund
Morgan Stanley Emerging Markets Debt Fund
Morgan Stanley Global Opportunity Bond
Morgan Stanley Income Securities Inc.
Morgan Stanley India Investment Fund
The Latin American Discovery Fund Inc.
The Malaysia Fund Inc.
The Thai Fund Inc.
The Turkish Investment Fund Inc.
Morgan Stanley China A Share Fund
Morgan Stanley Emerging Markets Domestic Debt Fund
Morgan Stanley Frontier Emerging Market Fund